As filed with the Securities and Exchange Commission on April 18, 2008.

Registration No. 333- 149689

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AgFeed Industries, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	0200	20-2597168
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

AgFeed Industries, Inc.
1095 Qing Lan Avenue
Economic and Technical Development Zone
 Nanchang City, Jiangxi Province
China, 330013
86-0791-2189878

(Address and telephone number of principal executive offices)

Junhong Xiong
President and Chief Executive Officer
AgFeed Industries, Inc.
1095 Qing Lan Avenue
Economic and Technical Development Zone
Nanchang City, Jiangxi Province
China, 330013
86-0791-2189878

(Name, address and telephone number of agent for service)

with copies to:
William Uchimoto, Esquire
Buchanan Ingersoll & Rooney
1835 Market Street, 14th Floor
Philadelphia, PA 19103
(215) 665-8700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer   ☐      Accelerated filer   ☐
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 18, 2008

PRELIMINARY PROSPECTUS

AgFeed Industries, Inc.

2,964,000 Shares of
Common Stock

      We have prepared this prospectus to allow the persons named in this prospectus under the caption “Selling Stockholders” to sell shares of our common stock we may issue to them upon conversion of their convertible notes or upon the exercise of their warrants. The convertible notes and warrants were issued to the selling stockholders in a private placement transaction completed prior to the filing of the registration statement of which this prospectus is a part.

      The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

      We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. We may receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus. If the warrants are exercised by means of “cashless exercise,” we will not receive any additional proceeds. This prospectus will be used by the selling stockholders to resell their shares of common stock. The conversion and exercise prices are set forth in the convertible notes and warrants, which are subject to anti-dilution adjustments. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus, other than case received upon exercise of the warrants. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to AgFeed Industries, Inc.

      For a more detailed description of the convertible notes and warrants, see “Selling Stockholders” beginning on page 20.

      Our common stock is quoted on the Nasdaq Global Market under the symbol “FEED.” The last reported sale price of our common stock on April 16, 2008 was $17.40 per share.

      An investment in shares of our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 7 before you decide whether to invest in shares of our common stock.

      No other underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
FORWARD-LOOKING STATEMENTS	7
RISK FACTORS	7
USE OF PROCEEDS	20
SELLING STOCKHOLDERS	20
PLAN OF DISTRIBUTION	22
INDEMNIFICATION OF DIRECTORS AND OFFICERS	24
LEGAL MATTERS	25
EXPERTS	25
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	25
WHERE YOU CAN FIND MORE INFORMATION	26

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

PROSPECTUS SUMMARY

      This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus (including all documents incorporated by reference into this prospectus) in its entirety.

Our Company

      We were incorporated in Nevada on March 30, 2005 as Wallace Mountain Resources Corp. Our business consisted of 18 unit mineral claims known as the South Wallace Mountain Project. In October and December 2006, we completed a series of share exchange transactions pursuant to which we acquired three companies located in the People’s Republic of China (the “PRC”) that participate in China’s domestic animal husbandry markets.

      Our common stock became eligible for quotation on the Over-the-Counter Bulletin Board on October 31, 2006 under the symbol “AGFI.OB.” On August 29, 2007, our common stock commenced trading on the Nasdaq Capital Market under the symbol “FEED,” and on October 12, 2007, our common stock commenced trading on the Nasdaq Global Market under the same symbol.

      For the year ended December 31, 2006, we had net revenue of $8,594,876, gross profits of $3,148,544 and net income of $1,175,280. For the nine months ended September 30, 2007, we had net revenue of $23,757,731, gross profits of $6,796,197 and net income of $4,315,357.

Business

      We operate our business through nine direct and indirect subsidiaries located in the PRC:

Nanchang Best Animal Husbandry Co., Ltd. (“Nanchang Best”)
1095 Qinglan Avenue, Nanchang City, Jiangxi Province, China 330013

Shanghai Best Animal Husbandry Co., Ltd. (“Shanghai Best”)
No. 158 Huiping Road, Jia Ding District, Shanghai, China 201802

Guangxi Huijie Science & Technology Feed Co., Ltd. (“Guangxi Huijie”)
No. 5 Lianling Street, Nanning Industrial Park, Nanning, Guangxi Province, China 530221

Lushan Breeder Pig Farm Co., Ltd. (“Lushan”), a majority owned subsidiary of Nanchang Best Gongtong Village, Town of Hualin, Xingzi County, Jiangxi Province, China 332804

Wannian Xiandai Animal Husbandry Limited Liability Co. (“Wannian”), a majority-owned subsidiary of Nanchang Best Nanyan, Town of Peimei, Wannian County, Jiangxi Province, China 335500

Jiangxi Huyun Livestock Co., Ltd. (“Huyun”), a majority-owned subsidiary of Nanchang Best
Town of Huyun, Wannian County, Jiangxi Province, China 335505

Ganzhou Green Animal Husbandry Develop. Co., Ltd. (“Ganzhou”), a majority-owned subsidiary of Nanchang Best Yuliang Village, Town of Hengshui, Chingyi County, Ganzhou City, Jiangxi Province, China 341300

Gang Feng Animal Husbandry Co., Ltd. (“Gang Feng”), a wholly-owned subsidiary of Nanchang Best Town of Fenglin, Dean County, Jiangxi Province, China 330402

Yichun Tianpeng Domestic Livestock Farm, Ltd. (“Yichun”), a majority-owned subsidiary of Nanchang Best Town of Nanmiao, Yichun City, Jiangxi Province, China 336000

      Wannian, Huyun, Ganzhou, Gang Feng and Yichun are collectively referred to as the “Meat Hog Farms.”

      Nanchang Best, Shanghai Best, and Guangzxi Huijie are engaged in the manufacturing, distribution, marketing and sale of two main product lines: additive premix fodder for use in all stages of a pig’s life, and blended feeds designed specifically for the infant stage of a pig’s life. Nanchang Best and Guangxi Huijie also engage in the research and development of new products and improvement of existing formulas. Nanchang Best shares the results of such work with Shanghai Best. Shanghai Best also manufactures and markets premixed chicken feed. Nanchang Best and Guangxi Huijie produce substantially all of our sales of blended feed. Nanchang Best, through its wholly-owned subsidiary, Lushan (a breeder hog farm), and through its ownership interests in the Meat Hog Farms, is also engaged in the business of raising, breeding and selling hogs.

      As noted in “Recent Transactions and Events,” we have recently diversified into the meat hog farm raising business, through the acquisition of majority interests in five hog farm operations to execute the Company’s strategic vision to capitalize on market opportunities.

      In combination, our total feed output in 2006 was approximately 20,344 metric tons. Nanchang Best produced 7,948 metric tons of premix fodder, Shanghai Best produced 5,714 metric tons and Guangxi Huijie produced 1,872 metric tons. Nanchang Best produced 2,610 metric tons of blended feed and Guangxi Huijie 1,517 metric tons. Shanghai Best and Guangxi Huijie produced approximately 683 metric tons of other feed product.

      Our principal executive offices are located at 1095 Qinglan Avenue, National Economic and Technology Development Zone, Nanchang City, Jiangxi Province, People’s Republic of China, 330013. Our telephone number is 86-0791-2189636. Our website is http://www.agfeedinc.com. The information on our website is not incorporated into this prospectus.

Risk Factors

      For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 7 of this prospectus.

The Offering

Common stock offered by selling stockholders	2,964,000 shares, including up to 380,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $10.00 per share. These shares represent 130% of the shares initially issuable upon conversion of the convertible notes and exercise of the common stock purchase warrants (2,280,000 shares).
Common stock outstanding and to be outstanding after the offering	29,471,943 shares are currently outstanding. Assuming the conversion of all of the convertible notes and exercise of all of the warrants at the initial conversion and exercise prices, 31,751,943 shares would be outstanding.
Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description. However, 380,000 of these shares will only be issued upon exercise of warrants. If all of these warrants are exercised at the initial exercise price, we may receive gross proceeds of up to $3,800,000.
Trading Symbol	FEED

      The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Summary of Recent Transactions and Events

Recent Transactions and Events

      On February 29, 2008, we completed a private placement of senior convertible notes in the aggregate principal amount of $19,000,000 and warrants to purchase up to an aggregate of 380,000 shares of our common stock at an initial exercise price of $10.00 a shares pursuant to a Securities Purchase Agreement, dated as of February 25, 2008, by and among the Company and four accredited investors who participated in the offering. This transaction was facilitated by Deutsche Bank Securities Inc., which received an eight and six tenths percent (8.6%) financial advisory fee in the amount of $1,634,000. See “Selling Stockholders.” Under the terms of a registration rights agreement entered into with the purchasers in this private placement, we agreed to register the resale of 130% of the number of shares of common stock initially issuable upon conversion of the senior convertible notes and exercise of the common stock purchase warrants.

      On February 22, 2008, we completed a registered direct offering under our registration statement on Form S-3 (Registration No. 333-148386) of our common stock pursuant to which we sold an aggregate of 2,444,448 shares at an offering price of $9.00 per share for aggregate gross proceeds of $22,000,000 to three accredited investors who participated in the offering . We compensated Median Asset Investments Limited a finder’s fee of 8.6%, representing a total finder’s fee of $1,892,002, for that offering.

      On January 17, 2008, we established an Advisory Board for the purpose of making available to our Board of Directors the expertise of experienced professionals in particular areas of business and research. Mr. Robert Rittereiser was the first, and as of the date of this prospectus supplement only, member appointed to the Advisory Board and serves as its chairman.

      In our press release dated November 7, 2007, we announced a strategic decision to diversify into the meat hog raising business. This announcement was previously reported in our Current Report on Form 8-K, dated November 9, 2007.

      On January 3, 2008, we acquired 70% of the issued and outstanding capital stock of Wannian Xiandai Animal Husbandry Limited Liability Co., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 3, 2008, among our company and Wannian Xiandai Animal Husbandry Limited Liability Co., the selling party. The aggregate purchase price was 12,250,000 Chinese yuan renminbi (“RMB”), equivalent to US $1,666,667 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 900,000 RMB (approximately US $122,450) per year in exchange for use of the facilities.

      On January 3, 2008, we acquired 70% of the issued and outstanding capital stock of Jiangxi Huyun Livestock Co., Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 3, 2008, among our company and Jiangxi Huyun Livestock Co., Ltd., the selling party. The aggregate purchase price was 6,482,000 RMB, equivalent to US $881,905 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 900,000 RMB (approximately U.S. $122,450) for the first year and 450,000 RMB (approximately US $61,225) for every 10,000 hogs sold beginning in the second year and thereafter in exchange for use of the facilities.

      On January 4, 2008, we acquired 60% of the issued and outstanding capital stock of Ganzhou Green Animal Husbandry Development Co., Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 4, 2008, among our company and Ganzhou Green Animal Husbandry Development Co., the selling party. The aggregate purchase price was 6,480,000 RMB, equivalent to US $881,632 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 700,000 RMB (approximately U.S. $97,000) per year in exchange for use of the facilities.

      On January 7, 2008, we acquired all of the hogs of Gang Feng Animal Husbandry Co., Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 7, 2008, among our company and Gang Feng Animal Husbandry Co., Ltd., the selling party. The aggregate purchase price was 4,820,000 RMB, equivalent to US $655,782 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 6-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 450,000 RMB (approximately US $61,225) per year in exchange for use of the facilities.

      On January 9, 2008, we acquired 55% of the issued and outstanding capital stock of Yichun Tianpeng Domestic Livestock Farm, Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 9, 2008, among our company and Yichun Tianpeng Domestic Livestock Farm, Ltd., the selling party. The aggregate purchase price was 8,855,000 RMB, equivalent to US $1,204,762 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a

10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 800,000 RMB (approximately US $108,844) per year in exchange for use of the facilities.

      The acquisitions of Wannian, Huyun, Ganzhou, Gang Feng, and Yichun were previously reported in our Current Report on Form 8-K, dated January 16, 2008.

      Including its existing Lushan breeder hog farm, which was acquired in November 2007, AgFeed expects to achieve total production of approximately 120,000 hogs for 2008 from its six hog farms.

      Effective November 21, 2007, Messrs. John Egan, Jr., and Robert N. Masucci, resigned from our Board of Directors and from the audit, compensation, and nominating committees of our Board of Directors. The vacancies created by these resignations were filled on November 23, 2007 upon the appointments of Messrs. Fredric W. Rittereiser and Arnold Staloff to our Board of Directors and to the audit, compensation, and nominating committees of our Board of Directors. Messrs. Rittereiser and Staloff are considered independent directors within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

FORWARD-LOOKING STATEMENTS

      The information in this prospectus contains forward-looking statements. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. Some factors that might cause or contribute to such discrepancy include those factors listed in the section “Risk Factors” beginning on page 5.

RISK FACTORS

      You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus supplement or that is incorporated by reference into this prospectus supplement before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose all or part of your investment.

General Risks Related to Our Business

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

      Our future success will depend in substantial part on the continued service of our senior management and founders. The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals. We do not carry key person life insurance in respect to any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. The rapid growth of the economy in the People’s Republic of China (“PRC”) has caused intense competition for qualified personnel. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

Our acquisition strategy involves a number of risks and we have a limited history of successful acquisitions. Even when an acquisition is completed, we may have integration issues that may not produce results as positive as management may have projected.

      We have completed six acquisitions since 2006, including the Lushan hog farm acquisition in November 2007 and the acquisition of controlling interests in the Waanian, Huyun, Ganzhou, Gang Feng and Yichun hog farms in January 2008. We intend to continue to look for strategic acquisitions to grow both our feed product and hog farming lines of business.

      We are regularly engaged in acquisition discussions with a number of companies located in the PRC and anticipate that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, we intend to pursue them actively. Acquisitions involve a number of special risks, including:

• failure of the acquired business to achieve expected results;

• diversion of management’s attention;

• failure to retain key personnel of the acquired business;

• additional financing, if necessary and available, could increase leverage, dilute equity, or both;

• the potential negative effect on our financial statements from the increase in goodwill and other intangibles; and

• the high cost and expenses of completing acquisitions and risks associated with unanticipated events or liabilities.

      These risks could have a material adverse effect on our business, results of operations and financial condition. In addition, our ability to further expand our operations through acquisitions may be dependent on our ability to obtain sufficient working capital, either through cash flows generated through operations or financing activities or both. There can be no assurance that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

      We have faced, and expect to continue to face, increased competition for acquisition candidates, which may limit the number of opportunities we have to acquire companies and may lead to higher acquisition prices. We cannot assure you that we will be able to identify, acquire, or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. In future acquisitions, we also could incur additional indebtedness or pay consideration in excess of fair value, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we may assume liabilities in acquisitions that we complete, which could harm our financial condition and operating results.

Rising energy prices could adversely affect our operating results.

      In the last few years, energy prices have risen dramatically, which has resulted in increased fuel costs for our businesses and raw materials costs for our branded feed products. Rising energy prices could adversely affect demand for our feed products and increase our operating costs, both of which would reduce our sales and operating income.

Risks Related to the Conduct of Our Feed Product Business

We cannot be certain that our feed product innovations and marketing successes will continue.

      We believe that our past performance has been based on, and our future success will depend upon, in part, our ability to continue to improve our existing feed products through product innovation and to develop, market and produce new feed products. We cannot assure you that we will be successful in the introduction, marketing and production of any new feed products or feed product innovations, or that we will develop or introduce in a timely manner innovations to our existing feed products which satisfy customer needs or achieve market acceptance. Our failure to develop new feed products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

We rely on independently owned wholesale distributors who do not exclusively offer our feed products to their customers.

      The loss of, or significant adverse change in, our relationship with any of our key wholesale distributors of our feed products could cause our net sales, income from operations and cash flow to decline. The loss of, or reduction in, orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer could reduce our income from operations and cash flow.

We may not be able to reach our revenue and net income targets due to unpredictable market conditions.

      The primary end-user customers for our feed products are commercial hog farms, individual farmers and slaughterhouses. Although hog prices in the PRC have reached multi-year highs, we cannot predict how long such favorable environment may last or predict the buying behavior of our customers as they adjust to market conditions. Therefore, our market expectations and projections may exceed our actual financial performance.

We purchase many commodities that we use for raw materials and packaging, and price changes for the commodities we depend on may adversely affect our profitability.

      We enter into contracts for the purchase of raw materials at fixed prices, which are designed to protect us against raw material price increases during their term. However, when necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies. Nevertheless, the raw materials used in our feed business are largely commodities that experience price fluctuations caused by external conditions and changes in governmental agricultural programs.

      We also use paper products, such as corrugated cardboard, aluminum products, films and plastics to package our feed products. Substantial increases in the prices of packaging materials or higher prices of our raw materials could adversely affect our operating performance and financial results.

      Commodity price changes may result in unexpected increases in raw material and packaging costs, and we may be unable to increase our prices or take other action to offset these increased costs without suffering reduced volume, revenue and income. Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices or mitigated through other actions, could adversely affect our profitability.

Outbreaks of livestock disease can adversely affect sales of our products.

      Outbreaks of livestock diseases can significantly affect demand for our feed products. An outbreak of disease could result in governmental restrictions on the sale of livestock products to or from customers, or require our customers to destroy their flocks. This could result in the cancellation of orders of feed products by our customers and create adverse publicity that may have a material adverse effect on the agricultural products industry and our ability to market our products successfully.

Our products and processes can expose us to product liability claims.

      Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by local, provincial, and central governmental regulators. The packaging, marketing and distribution of agricultural feed products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death of livestock, other animals or humans. We could be required to recall certain of our feed products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our feed products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our feed products successfully or on our business, reputation, prospects, financial condition and results of operations. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

We may not be able to obtain or maintain regulatory approvals for our feed products.

      The manufacture and sale of agricultural products in the PRC is regulated by the central government and the local provincial governments. Although our licenses and regulatory filings are current, the uncertain legal environment in the PRC and within our industry may make us vulnerable to government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with us. The loss, or a material change in the terms, of these license agreements could require us to temporarily or permanently suspend some or all of our feed production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of those licenses and permits could require us to suspend some or all of our production or distribution operations.

      In accordance with the laws and regulations of the PRC, we are required to maintain various licenses and permits in order to operate our feed business. We are required to comply with applicable hygiene and food safety standards in relation to our feed production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our feed production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

We face significant competition in the sales of our agricultural feed products.

      Competition in the agricultural feed industry, especially with companies with greater resources, may make us unable to compete successfully in these industries, which could adversely affect our business.

      In general, the competitive factors in the agricultural feed industry in the PRC include:

• price;

• product quality;

• brand identification;

• breadth of product line; and

• customer service.

      To the extent that our products and services are not competitive in these areas, our ability to compete will be hindered.

Concerns with the safety and quality of agricultural feed products could cause customers to avoid our products.

      We could be adversely affected if our customers and the ultimate consumers of our feed products lose confidence in the safety and quality of various feed products. Adverse publicity about these types of concerns, such as the recent publicity concerning the substance melamine, whether or not valid, may discourage our customers from buying our products or cause production and delivery disruptions. Any negative change in customer perceptions about the safety and quality of our feed products could adversely affect our business and financial condition.

If our feed products become adulterated or misbranded, we would need to recall those items and may experience product liability claims if consumers are injured as a result.

      Animal feed products occasionally contain contaminants due to inherent defects in those products or improper storage or handling. Under adverse circumstances, animal feed manufacturers may need to recall some of their products if they become adulterated or misbranded and may also be liable if the consumption of any of their products causes injury.

      While we have never been required to recall any of our feed products and we maintain insurance that we believe is adequate to cover this type of loss, a widespread product recall could result in changes to one or more of our business processes, product shortages, a loss of customer confidence in our food or other adverse effects on our business.

      If we are required to defend against a product liability claim, whether or not we are found liable under the claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their existing or future orders from us.

We may not be able to adequately protect and maintain our intellectual property, trademark, and brand names or may be infringing on the rights of others.

      Our success will depend on our ability to continue to develop and market fodder and blended feed products. We currently have not applied for patents for our products or formulae, as our management believes an application for such patents would result in public knowledge of our proprietary technology and formulas. As we do not have patent protection for our proprietary technology or formulae, we may not be able to protect our rights thereto if our competitors discover or illegally obtain this technology or formulae. Our inability to protect our rights may adversely affect our ability to prevent competitors from using our products and capitalizing on our developments. Developing products based upon new formulae can result in litigation based on allegations of patent and other intellectual property infringement. While no infringement claims have been made or threatened against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement.

Some of our significant customer and supplier contracts are short-term.

      Some of our feed customers and suppliers operate through purchase orders or short-term contracts. Though we have long-term business relationships with many of our feed customers and suppliers and alternative sources of supply for key items, we cannot be sure that any of these customers or suppliers will continue to do business with us on the same basis, if at all. Additionally, although we try to renew these contracts as they expire, there can be no assurance that these customers or suppliers will renew these contracts on terms that are favorable to us, if at all. The termination of or modification to any number of these contracts may adversely affect our business and prospects, including our financial performance and results of operations.

Risks Related to the Conduct of Our Hog Farming Business

Our limited operating history in hog farming makes it difficult to evaluate our future prospects and results of operations.

      We have a limited operating history in the hog farming business. While we believe that we are a leader in the feed product industry in the PRC, the current management team does not have the same depth of experience in the hog farming business as it does in the feed product industry. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets, such as the market for breeding and selling hogs in the PRC. Some of these risks and uncertainties relate to our ability to:

• attract additional customers and increase spending per customer;

• increase awareness of our brand and continue to develop customer loyalty in the hog farming line of business;

• respond to competitive market conditions;

• respond to changes in our regulatory environment;

• maintain effective control of our costs and expenses;

• raise sufficient capital to sustain and expand our business; and

• attract, retain and motivate qualified personnel.

      If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Health risks to hogs and quality concerns could adversely affect production and our business.

      We take precautions to ensure that our hogs are healthy. Nevertheless, we are subject to risks relating to our ability to maintain animal health and control diseases. Disease can reduce the number of offspring produced, hamper the growth of the hogs to finished size and require in some cases the destruction of infected hogs, all of which could adversely affect our ability sell our hogs. Adverse publicity concerning any disease or heath concern could also cause customers to lose confidence in the safety and quality of our hogs. For example, Porcine Reproductive and Respiratory Syndrome (commonly referred to as “blue ear disease” or “PRRS”), could result in significant loss in production of hogs. An United States administrative agency estimates that the PRC has lost more than 10 million pigs as a result of PRRS in 2006 and 2007. Additionally, since our hogs will be fed almost exclusively with our feed products, safety and quality concerns over our feed products will also adverse affect the sales of our hogs.

We may not be able to maintain the necessary hog farming licenses.

      Each province in the PRC requires hog farmers to obtain a license for each hog farm owned and operated in that province. Currently, all of our hog farms are located in the Jiangxi province and we have obtained a license to own and operate each of our hog farms. We need to maintain the licenses we have to operate our current hog farms and, if we pursue acquisitions of other hog farms, we will need to obtain additional licenses to operate those farms. We have not yet applied for, nor have we obtained, all the licenses required to expand our hog farming and sales business throughout the PRC. Our future success in the hog farming industry depends on our ability to acquire such licenses and permits to expand our business.

Our hog farming business could be adversely affected by fluctuations in pork commodity prices.

      The price at which we sell our hogs is directly affected by the supply and demand for pork products and other proteins in the PRC, all of which are determined by the constantly changing market forces of supply and demand as well as other facts over which we have little or no control. A downward fluctuation in the demand for pork may adversely impact our quarterly and annual results of operations for the hog farming business.

Risks Related to Conducting Our Business in the PRC

We are subject to international economic and political risks over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

      All of our business is conducted in the PRC. Doing business outside the United States, and particularly in the PRC, subjects us to various risks and uncertainties, including changing economic and political conditions, major work stoppages, exchange rate controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practice in time to avoid the possibility of any adverse effect on our financial condition or results of operations.

The PRC’s economic policies could affect our business.

      All of our assets are located in the PRC and all of our revenue is derived from our operations in the PRC. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the PRC.

      While the PRC’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but they may also have a negative effect on us. For example, operating results and financial conditions may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of the PRC has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises. However, a substantial portion of productive assets in the PRC are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

As part of our growth strategy, we have acquired various companies with operations in the PRC. If any of these acquisitions were reviewed by PRC regulatory agencies or found not to comply with applicable laws or regulations, we might be required to make filings or submissions to PRC regulators or amend the terms of such acquisitions to meet PRC regulatory requirements.

      We are rapidly expanding our operations in the PRC and have completed several acquisition transactions in the past year in connection with this expansion. While we believe that each of our acquisitions has complied with all PRC laws and regulations applicable to such transactions, the regulatory environment that governs merger and acquisition transactions in the PRC has continued to evolve in recent years and remains subject to interpretation by the agencies that have responsibility for reviewing or approving such transactions. In particular, a new law with broad scope applicable to certain merger and acquisition transactions involving companies organized outside of the PRC became effective in September 2006. If any of the acquisitions we completed were reviewed by a PRC regulator, it is possible that we may be required to demonstrate how the transaction under review complied with the various applicable PRC laws, including the law that took effect in September 2006. This could require us to expend company resources that would otherwise be used to manage our company. Further, if such regulator determined that any of our acquisition transactions did not comply with applicable regulations, we may be required to renegotiate or revise the terms of the acquisition with the counterparties to the affected transaction. If such a scenario were to occur, we cannot be sure that our efforts to meet the regulator’s requirements would be successful, or that such efforts would not have an adverse effect on our operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

      The PRC historically has not adopted a Western style of management or financial reporting concepts and practices, or modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

      We maintain our cash with various banks and trust companies located in the PRC. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

As we have limited business insurance coverage in the PRC, any loss which we suffer may not be insured or may be insured to only a limited extent.

      The insurance industry in the PRC is still in an early stage of development and insurance companies located in the PRC offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

We may face judicial corruption in the PRC.

      Another obstacle to foreign investment in the PRC is corruption. There is no assurance that we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through the PRC’s poorly developed and sometimes corrupt judicial systems.

We may face obstacles from the communist system in the PRC.

      Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

If relations between the United States and the PRC worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

      At various times during recent years, the United States and the PRC have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and the PRC, whether or not directly related to our business, could reduce the price of our common stock.

The government of the PRC could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.

      Our business is subject to significant political, economic and social uncertainties and may be affected by political, economic and social developments in the PRC. Over the past several years, the government of the PRC has pursued economic reform policies, including the encouragement of private economic activity, and greater economic decentralization. The government of the PRC may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little or no prior notice.

      Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

If the PRC enacts regulations in more industry segments which forbid or restrict foreign investment, our ability to consummate a business combination could be severely impaired.

      Many of the rules and regulations that companies face in the PRC are not explicitly communicated. If new laws or regulations forbid foreign investment in our industry, they could severely impair our business or opportunities for acquisitions. Additionally, if the relevant PRC authorities find us to be in violation of any existing or future laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

• levying fines;

• revoking our business and other licenses;

• requiring that we restructure ownership or operations; and

• requiring that we discontinue any portion or all of our business.

The nature and application of many laws of the PRC create an uncertain environment for business operations and they could have a negative effect on us.

      The legal system in the PRC is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Although we do not import goods into or export goods out of the PRC, fluctuation of the Renminbi may indirectly affect our financial condition by affecting the volume of cross-border money flow.

      Although we use the U.S. dollar for financial reporting purposes, all of the transactions effected by our operating subsidiaries are denominated in the PRC’s Renminbi. The value of the Renminbi fluctuates and is subject to changes in the PRC’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we choose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the Renminbi could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

Recent changes in the PRC’s currency policies may cause a target business’ ability to succeed in the international markets to be diminished.

      Historically, the PRC “pegged” its currency to the U.S. dollar. This meant that each unit of PRC currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. Many countries argued that this system of keeping the PRC currency low when compared to other countries gave PRC companies an unfair price advantage over foreign companies. Due to mounting pressure from outside countries, the PRC recently reformed its economic policies to establish a floating value. As a result of this policy reform, we may be adversely affected since the competitive advantages that existed as a result of the former policies will cease. We cannot assure you that we will be able to compete effectively with the new policies in place.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

      If you are a United States holder, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

The admission of the PRC into the World Trade Organization could lead to increased foreign competition for us.

      Domestic competition in the animal feed industry is largely fragmented and foreign competition is minimal. However, as a result of the PRC becoming a member of the World Trade Organization (“WTO”), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO’s requirement for a reduction of import tariffs as a condition of membership, such reduced import restrictions and tariffs may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

Capital outflow policies in the PRC may hamper our ability to declare and pay dividends to our shareholders.

      The PRC has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our shareholders outside of the PRC. In addition, under current Chinese law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

Risks Related to our Securities

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

      As our executive officers and several of our directors, including the chairman of our Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in the PRC, it may be extremely difficult or impossible for you to access those assets to enforce judgments rendered against us or our directors or executive officers by United States courts. In addition, the courts in the PRC may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

Our common stock price is subject to significant volatility, which could result in substantial losses for investors.

      During the eight month period ended August 28, 2007, the high and low bid prices of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) were $8.25 per share and $1.85 per share, respectively. From the commencement of trading on the Nasdaq Stock Market on August 29, 2007 until April 16, 2008, the high and low sales prices of our common stock were $18.20 and $7.11. Prices for our shares are determined in the marketplace and may accordingly be influenced by many factors, including, but not limited to:

• the depth and liquidity of the market for the shares;

• quarter-to-quarter variations in our operating results;

• announcements about our performance as well as the announcements of our competitors about the performance of their businesses;

• investors’ evaluations of our future prospects and the food industry generally;

• changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

• our dividend policy; and

• general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. These market fluctuations could adversely affect the trading price of our shares.

      The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

Shares of our common stock lack a significant trading market.

      On August 29, 2007, shares of our common stock began trading on the Nasdaq Capital Market. On October 12, 2007, shares of our common stock began trading on the Nasdaq Global Market. Since August 29, 2007 through April 16, 2008, our average daily trading volume has been less than 75,000 shares per day. As with most initial listings on this exchange, it will take time for a significant active trading market in our common stock to develop. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

We believe we have material weaknesses in our disclosure controls and internal controls over financial reporting and if we fail to develop and maintain an effective system of disclosure controls and internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

      A consultant we recently hired to assist us with compliance with Section 404 of the Sarbanes-Oxley Act of 2002 has informed us that, based on the preliminary analysis conducted to date, the consultant has identified material deficiencies in our finance and information technology controls which result in material weaknesses in our disclosure controls and internal controls over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting beginning with this Annual Report on Form 10-K. We plan to prepare for compliance with Section 404 by further developing, strengthening, assessing and testing our system of internal controls to provide the basis for our report. We have only recently hired a consultant to assist us with these activities. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that we have only recently undertaken any efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our disclosure controls and our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the disclosure controls and internal controls over financial reporting that we will need will become more complex, and significantly more resources will be required to ensure our controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations, or could result in a complete and material restatement of any part or all of our financial statements. If we or our auditors discover a material weakness in our internal controls or disclosure controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in us or our financial statements and could harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on the Nasdaq Global Market or other Nasdaq or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

      We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of March 6, 2008, we had outstanding 29,471,943 shares of common stock. An aggregate of 2,891,787 shares of our common stock are issuable upon conversion of our outstanding convertible notes or upon exercise of our outstanding warrants and an aggregate of 42,000 shares of our common stock are issuable upon exercise of our outstanding options. Sales of shares of our common stock in the public market covered under an effective registration statement or pursuant to Rule 144, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the percentage equity interest of our stockholders.

      Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $0.001 per share. As of March 6, 2008, there were approximately 40,314,270 authorized and unissued shares of our common stock which have not been reserved and accordingly, are available for future issuance. We may issue a substantial number of additional shares of our common stock to complete a business combination or to raise capital in the private or public markets. In addition, the terms of any future financing may be more or less favorable than the terms of this present offering and the price at which such additional issuances are made may be above or below the price paid for our common stock through this offering. Future offerings may be effected by issuing additional shares under our currently effective shelf registration statement or under other registration statements that we may file in the future. The issuance of additional shares of our common stock:

• may significantly reduce the equity interest of investors in this offering; and

• may adversely affect prevailing market prices for our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may cause us to incur substantial expenditures and may discourage lawsuits against our directors, officers and employees.

      Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, to the extent provided by Nevada law. We may also have or may create contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

      As of February 25, 2008, our principal executive officers and directors beneficially owned approximately 22% of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Our articles of incorporation, our bylaws and provisions of Nevada law could make it more difficult for a third party to acquire us, even if doing so could be in our stockholders’ best interest.

      Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be in the best interest of our stockholders. It could be difficult for a potential bidder to acquire us because our articles of incorporation and bylaws contain provisions that may discourage takeover attempts. These provisions may limit stockholders’ ability to approve a transaction that stockholders may think is in their best interests. These provisions include a requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our stockholders.

      Provisions of Nevada’s business combinations statute also restrict certain business combinations with interested stockholders. We have elected not to be governed by these provisions in our amended and restated articles of incorporation. However, this election may not be effective unless we meet certain conditions under the Nevada statute.

Capital outflow policies in the PRC may hamper our ability to declare and pay dividends to our shareholders.

      The PRC has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our shareholders outside of the PRC. In addition, under current Chinese law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

USE OF PROCEEDS

      Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholders. We will not receive any proceeds from the sale of shares by the Selling Stockholders. However, 380,000 of these shares will only be issued upon exercise of warrants. If all of these warrants are exercised and their holders do not elect to use cashless exercise provisions of these warrants, then we will receive gross proceeds of $3,800,000. For those holders who elect to exercise their warrants using the cashless exercise provisions, we will receive less cash than the exercise price but issue a lower number of shares of common stock upon exercise than we would if they did not elect to use cashless exercise provisions. The amount of cash received and shares issued upon a cashless exercise will vary based on the market price of our common stock on the exercise date of each warrant exercised using cashless exercise provisions. We will use any proceeds we receive in connection with the exercise of warrants for general corporate and working capital purposes.

SELLING STOCKHOLDERS

      On February 25, 2008, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling stockholders pursuant to which we subsequently issued an aggregate of $19,000,000 senior convertible notes and warrants to purchase an aggregate of 380,000 shares of our common stock, $.001 per share. The convertible notes bear an interest rate of 7% per annum. At any time, at the option of the selling stockholder, any outstanding principal amount and accrued interest may be converted into shares of our common stock at an initial conversion price of $10.00 per share. The conversion price is subject to anti-dilution provisions and to adjustment to the extent that our audited net earnings for the fiscal years ending 2008 and 2009 are less than $30 million and $40 million, respectively, subject to a per share floor price of $5.00. As of the date hereof, a selling stockholder may not own more than 9.99% (the “Maximum Percentage”) of the outstanding shares of our common stock following any such conversion. The convertible notes have a maturity date of February 28, 2011.

      The warrants may be exercised for an aggregate of 380,000 shares of our common stock at an exercise price of $10.00 per share. The exercise price is subject to anti-dilution provisions and to adjustment to the extent that our audited net earning for the fiscal years ending 2008 and 2009 are less than $30 million and $40 million, respectively, subject to a per share floor price of $5.00. The selling stockholders, following any exercise, may not beneficially own more than the Maximum Percentage in effect at the time of such exercise. The warrants may be exercised at any time until 11:59 p.m., New York time on February 28, 2011.

      The shares of our common stock being offered by the selling stockholders are issuable upon conversion of the principal and interest on the convertible notes and upon exercise of the warrants. We are registering the shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and the warrants issued pursuant to the Purchase Agreement, unless otherwise expressly noted on the table of selling stockholders, to our knowledge, neither the selling stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us within the past three years. To our knowledge, none of the selling stockholders are registered broker-dealers.

      The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of our common stock by each of the selling stockholders. The second column lists the number of shares of our common stock beneficially owned by each selling stockholder, which includes its ownership of the convertible notes and warrants, as of February 29, 2008, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations (including the Maximum Percentage limitation) on conversions or exercise at the initial conversion and exercise prices.

      The third column lists the shares of our common stock being offered by this prospectus by each selling stockholder.

      In accordance with the terms of a registration rights agreement among us and the selling stockholders, this prospectus covers the resale of at least 130% of the sum of the aggregate number of shares of our common stock issued or issuable upon conversion of the convertible notes and exercise of the warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
Apollo Asia Opportunity Master Fund, LP(1)	1,344,747	1,320,000	24,747	*
Deutsche Bank AG London Branch(2)	480,000	480,000	—
Jabcap Multi-Strategy Master Fund Limited(3)	384,000	384,000	—
J-Invest Ltd.(4)	96,000	96,000	—

* Less than 1%.

(1) Represents 1,100,000 shares of common stock issuable upon conversion of convertible notes and 220,000 shares issuable upon exercise of common stock purchase warrants. The convertible notes are initially convertible into shares of common stock at $10.00 principal amount for each share of common stock and the warrants are initially exercisable for an exercise price of $10.00 per share. James Zelter has the power to direct the voting and disposition of the shares held by Apollo Asia Opportunity Master Fund, LP.

(2) Represents 400,000 shares of common stock issuable upon conversion of convertible notes and 80,000 shares issuable upon exercise of common stock purchase warrants. The convertible notes are initially convertible into shares of common stock at $10.00 principal amount for each share of common stock and the warrants are initially exercisable for an exercise price of $10.00 per share.

(3) Represents 320,000 shares of common stock issuable upon conversion of convertible notes and 64,000 shares issuable upon exercise of common stock purchase warrants. The convertible notes are initially convertible into shares of common stock at $10.00 principal amount for each share of common stock and the warrants are initially exercisable for an exercise price of $10.00 per share. Philippe Jabre has the power to direct the voting and disposition of the shares held by both Jabcap Multi-Strategy Master Fund Limited and J-Invest Ltd.

(4) Represents 80,000 shares of common stock issuable upon conversion of convertible notes and 16,000 shares issuable upon exercise of common stock purchase warrants. The convertible notes are initially convertible into shares of common stock at $10.00 principal amount for each share of common stock and the warrants are initially exercisable for an exercise price of $10.00 per share.

Philippe Jabre has the power to direct the voting and disposition of the shares held by both Jabcap Multi-Strategy Master Fund Limited and J-Invest Ltd.

We prepared this table based on the information supplied to us by the selling stockholders named in the table

PLAN OF DISTRIBUTION

      We are registering the shares of our common stock issuable upon conversion of the principal and interest on the convertible notes and exercise of the warrants to permit the resale of these shares of our common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

      The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

• Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the investor of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

      Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers of the securities.

       Deutsche Bank AG London Branch, listed as a selling stockholder in this prospectus, is affiliated with Deutsche Bank Securities Inc., a registered broker-dealer and NASD member firm. Deutsche Bank Securities Inc. served as our placement agent in connection with our $19 million senior convertible note private placement offering and our financial advisor in connection with our public offering of 2,444,448 shares of our common stock. Both of these transactions were completed on February 29, 2008. Deutsche Bank AG London Branch purchased $4,000,000 of the senior convertible notes in our private placement offering. The registration statement of which this prospectus forms a part includes the shares underlying the notes and warrants held by Deutsche Bank AG London Branch as a result of that offering. For services rendered in connection with the convertible note private placement offering, Deutsche Bank Securities Inc. received cash fees of $1,634,000 and was reimbursed expenses amounting to $82,666.

      NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

• it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

• the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

• whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

• in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

      No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

      Each selling stockholder that is affiliated with a registered broker-dealer has confirmed to us that, at the time it acquired the securities subject to the registration statement of which this prospectus is a part, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

      We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect and (ii) such time as all of the shares have been publicly sold.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

      This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

      The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

      The Company’s By-laws provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LEGAL MATTERS

      The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of Hale, Lane, Peek, Dennison and Howard, P.C., Reno, Nevada.

EXPERTS

      Our consolidated financial statements as of and for the years ended December 31, 2006, and December 31, 2007 , have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of Goldman Parks Kurland Mohidin, LLP, independent registered public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we fill with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

• Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 14, 2008, and as amended on Form 10-K/A filed on April 16, 2008 ;

• Our Current Reports on Form 8-K filed January 16, 2008, January 30, 2008, February 25, 2008, February 28, 2008, March 3, 2008, March 12, 2008, April 10, 2008 and April 16, 2008; and

• The description of our common stock contained in our Registration Statement on Form 8-A filed on August 24, 2007.

• All documents filed by us with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

      We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with the SEC rules.

      You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

AgFeed Industries, Inc.
1095 Qing Lan Avenue
Economic and Technical Development Zone
Nan Chang City, Jiangxi Province
China, 330013
86-0791-2189878

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our registration statement and its exhibits for further information.

      We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

      Our Web site address is http://www.agfeedinc.com. The information on our Web site is not incorporated into this prospectus.

AGFEED INDUSTRIES, INC.

2,964,000 SHARES OF COMMON STOCK

PROSPECTUS

                                , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$1,227
Printing Expenses	$5,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$10,000
Miscellaneous	$—
Total	$21,227

ITEM 15. Indemnification of Directors and Officers.

      The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

      This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

      The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

      The Company’s By-laws provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ITEM 16. Exhibits.

3.1	Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 dated July 18, 2005.
3.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to the Company’s Report on Form 8-K dated May 15, 2007.
4.1	Specimen common stock certificate, incorporated herein by reference to Exhibit 4 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended on Form 10-KSB/A dated December 4, 2007.
5.1	Opinion of Hale, Lane, Peek, Dennison and Howard, P.C.
23.1	Consent of Goldman Parks Kurland Mohidin LLP, independent registered public accounting firm.
23.2	Consent of Hale, Lane, Peek, Dennison and Howard, P.C. (included in Exhibit 5.1).
24	Power of Attorney (included in signature page).

ITEM 17. Undertakings

(a) The undersigned registrant, hereby undertakes:

      (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (3) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and

      (b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

      (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

      (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing a Registration Statement on Form S-3 and authorized this Amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, in Nanchang City, Jiangxi Province, China on the 18 th day of April, 2008.

AGFEED INDUSTRIES, INC.

By: /s/ Junhong Xiong
Junhong Xiong
President, Chief Executive Officer and Vice Chairman

*   *   *

      In accordance with the requirements of the Securities Act of 1933, this Amendment to Form S-3 Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Junhong Xiong Junhong Xiong	Director, President, Chief Executive Officer and Vice Chairman	April 18, 2008
/s/ Liangfan Yan Liangfan Yan	Chief Financial Officer and Chief Accounting Officer	April 18, 2008
/s/ Songyan Li Songyan Li	Chairman of the Board of Directors	April 18, 2008
* Lixiang Zhang	Director	April 18, 2008
* Fredric W. Rittereiser	Director	April 18, 2008
* Arnold Staloff	Director	April 18, 2008
*By: /s/ Junhong Xiong Junhong Xiong Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Form of Opinion of Hale, Lane, Peek, Dennison and Howard, P.C.*
23.1	Consent of Goldman Parks Kurland Mohidin LLP, independent registered public accounting firm.
23.2	Consent of Hale, Lane, Peek, Dennison and Howard, P.C., included in Exhibit 5.1*
24	Power of Attorney*

* Previously filed.